Exhibit 4.9

ENGLISH SUMMARY OF THE CONVERTIBLE LOAN AGREEMENT
(ORIGINAL LANGUAGE – HEBREW)

BY AND AMONG

NEXUS TELOCATION SYSTEMS LTD.

POINTER (EDEN TELECOM GROUP) LTD.

GANDYR INVESTMENTS LTD.

GOVLI LTD.

AND

SULAM FINANCIAL HOLDINGS LTD.

Dated November 15, 2004
(the “Agreement”)

Description: Availability: Term and Interest: Conversion: Security: Investment by Nexus:	Convertible Loan Agreement pursuant to which
Gandyr Investments Ltd., Govli Ltd. and Sulam
Financial Holdings Ltd. (together, the
"Investors") shall loan Pointer (Eden Telecom
Group) Ltd. ("Pointer") NIS 29,100,000
convertible into shares of Pointer and/or Nexus
Telocation Systems Ltd. ("Nexus").

The loan shall be made available to Pointer on
upon the consummation of the transaction pursuant
to which Pointer shall purchase certain
activities and assets of Shagrir Towing Services
Ltd. and its subsidiary, Shagrir (1985) Ltd.
("Shagrir Deal"), that is, February 28, 2005.

The loan shall be repayable in accordance with an
agreed quarterly repayment schedule over a period
of ten years ranging from approximately NIS
650,000 to NIS 1.5 million (including interest
which shall accrue at a rate of 4% per annum for
the first two years and 7.5% thereafter)

The Investors shall receive a 24-month option to
purchase up to (i) an aggregate of 35,555,555
ordinary shares of Nexus at a price per share of
$0.18; and/or (ii) ordinary shares of Pointer
according to which 60% of the loan will be
converted at price per share of NIS 729, and the
remaining 40% will be converted at a price per
share ranging from NIS 729 to NIS 937 (according
to a sliding scale, where the later the
conversion, the higher the share price).

Should the Investors fail to exercise at least
60% of the option by the end of the 24-month
option period, Pointer shall have a "Put" option
to force the Investors to purchase such number of
shares in Pointer that represents 60% of the loan
amount.

As security on the loan, Pointer shall grant the
Investors a third ranking floating charge over
the assets of Pointer and a third ranking fixed
charge over Pointer's rights to proceeds from
transactions with Clal Insurance Company Ltd. and
The Israel Phoenix Insurance Company Ltd.,
subject to certain conditions.

At the consummation of the Shagrir Deal (that is,
February 28, 2005), Nexus shall invest NIS
4,550,000 in Pointer.